Exhibit 99(d)(6)

DEED OF ADHERENCE AND AMENDMENT NO. 1 TO THE SHAREHOLDERS AGREEMENT

THIS DEED is dated November 9, 2004 and is made BETWEEN:

(1)	SES ASTRA S.A. (formerly called Société Européenne Des Satellites S.A.), a company incorporated in Luxembourg whose registered office is situated at L-6815 Chateau de Betzdorf, Luxembourg (“SES”);

(2)	CITIC GROUP (formerly called China International Trust and Investment Corporation), an enterprise established under the laws of the People’s Republic of China whose registered office is at Capital Mansion, 6 Xinyuan Nan Road, Chaoyang District, Beijing 100004, People’s Republic of China (“CITIC”);

(3)	BOWENVALE LIMITED, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)	ABLE STAR ASSOCIATES LIMITED (“Able Star”), a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and SES GLOBAL ASIA S.A. (formerly called SES Finance S.A., “SES Finance”), a company incorporated in Luxembourg whose registered office is situated at L-6815 Chateau de Betzdorf, Luxembourg (collectively, the “Shareholders”);

(5)	SES GLOBAL HOLDING AG, a company incorporated in Switzerland whose registered office is at c/o ACTON Treuhand AG, Innere Güterstrasse 4, 6300 ZUG, Switzerland (the “New Shareholder”); and

(6)	SES GLOBAL S.A., a company incorporated in Luxembourg whose registered office is situated at L-6815 Chateau de Betzdorf, Luxembourg (“SES Global”).

WHEREAS:

(A)	Each of the parties mentioned above, other than the New Shareholder and SES Global, are party to a shareholders’ agreement relating to the Company dated 10 December 1998 (the “Agreement”).

(B)	‘Y’ Shareholder holding ‘Y’ Shares proposes to transfer all of such `Y’ Shares to the New Shareholder pursuant to Clause 9.2 of the Agreement and the New Shareholder proposes to accept such transfer and thereby to become a Shareholder. For the purposes of the Agreement and this Deed, each of the parties agrees that the New Shareholder shall be deemed to be a Qualifying Subsidiary on the basis that it is a wholly owned subsidiary of SES Global, notwithstanding that it is not a direct subsidiary of SES.

(C)	This Deed is to be entered into in accordance with the requirements of Clause 23.3 (c) of the Agreement.

(D)	Words and expressions defined in the Agreement have the same meaning where used in this Deed.

(E)	The parties also have agreed to amend the Agreement with effect from January 1, 2004 in accordance with the provisions of this Deed.

NOW IT IS HEREBY AGREED as follows:

1	Clause 2 of this Deed is conditional on completion of the transfer to the New Shareholder of ‘Y’ Shares as contemplated in Recital (B).

2	Subject to satisfaction of the condition precedent referred to in Clause 1 above:

(i)	the New Shareholder hereby undertakes with each of the parties to the Agreement to be bound by and to comply at all times with all obligations imposed by the Agreement on (or otherwise contemplated by the Agreement to be observed by) Shareholders of the relevant Class and SES Finance;

(ii)	the Agreement is hereby amended so that all references to SES Finance become references to the New Shareholder and SES Finance is hereby released from all its direct obligations and commitments arising under the Agreement; and

(iii)	the Agreement is hereby amended so that all references to SES become references to SES Global and SES is hereby released from all its direct obligations and commitments arising under the Agreement.

3	The provisions of Clauses 23 and 24 of the Agreement shall apply to this Deed as if set out in full herein.

4	SES Global acknowledges and undertakes to CITIC and Able Star that it will assume all obligations of SES arising under the Agreement from November 12, 2001 until the date this Deed becomes effective in accordance with its terms. The parties acknowledge that to the extent there would have been a breach of Clause 21 of the Agreement except as a result of the provisions of this Clause 4, arising under the terms of the Agreement or through the operation of this Deed, as a result of any existing business of SES Global or of any of its subsidiaries which is of the same or similar type to the Business, as defined in Clause 21, or in which any of them are concerned, then the parties agree that such breach shall be deemed to have been waived and no rights and remedies shall arise in respect of such breach. Notwithstanding this waiver, SES Global shall in good faith review and investigate and implement all reasonable commercial options to either relocate such business in order that it ceases to compete with the Business or transfer it to AsiaSat.

5	The provisions of Clauses 5.8.2, 5.8.3 and 5.8.4 of the Agreement shall be deleted with effect from January 1, 2004 and replaced with the following provisions:

“5.8.2	If a quorum is not achieved at the reconvened meeting or if the unresolved matter cannot be resolved by further negotiations between the Directors or the ‘X’ and ‘Y’ Shareholders (as the case may be) at the reconvened meeting or if the unresolved matter is one which relates to a decision on how the Company’s AsiaSat Voting Rights are to be exercised (a “Voting Matter”), either the ‘X’ or the ‘Y’ Shareholders shall refer the unresolved matter by written notice to each of the nominated representatives from time to time appointed by each of CITIC and SES as initially appointed under Clause 5.8.4 and thereafter notified to the other party with specific reference to this clause (“Nominated Representative”) (such notice shall be served at the same address as CITIC and SES in accordance with Clause 22) with a view to arranging a meeting between the two Nominated Representatives as soon as practicable (and in respect of a Voting Matter within 5 business days of the Voting Matter being deemed an unresolved matter in accordance with clause 7.3.2), who shall negotiate in good faith to agree on a resolution of the unresolved matter.

5.8.3	If the matter remains unresolved for more than five (5) business days after the matter was first referred by notice to the Nominated Representatives referred to in Clause 5.8.2 or such other period as the Parties may agree in writing, then the provisions of Clause 20 shall be applicable.

5.8.4	With effect from January 1, 2004, the Nominated Representative of CITIC is Mr Mi Zeng Xin and the Nominated Representative of SES Global is Romain Bausch.”

6	The provisions of Clause 7.3.2 shall be deleted with effect from January 1, 2004 and replaced with the following provision:

“Subject to Clause 15, where the wishes expressed by the ‘X’ and ‘Y’ Shareholders pursuant to Clause 7.2 for a particular resolution are not the same or where a Shareholder fails to communicate its wishes to the Company by 5.00 p.m. Hong Kong time on the tenth business day prior to the date of the relevant meeting (or such other time and/or date which is as early as is reasonably practicable after receipt of the notification or as the ‘X’ and ‘Y’ Shareholders may agree in writing in any particular case), the matter shall be treated as an unresolved matter and dealt with pursuant to the provisions of Clause 5.8.2 and 5.8.3.”

7	The provisions of Clause 20 of the Agreement shall be amended with effect from January 1, 2004, as follows:

i.	A new Clause 20.3 shall be inserted as follows:

“20.3 Either CITIC or SES may terminate this Agreement by seven (7) days’ notice in writing to the other party if a matter remains unresolved as provided in Clause 5.8.3.”

ii.	A new Clause 20.4 shall be inserted as follows:

“20.4 In the event of termination of this Agreement and notwithstanding such termination, the Parties agree to procure (x) the transfer or distribution (as SES Finance may direct) of SES Finance’s Attributable AsiaSat Shares to SES Finance or as it may direct and (y) the transfer or distribution (as Able Star may direct) of Able Star’s Attributable AsiaSat Shares to Able Star or as it may direct.”

iii.	A new Clause 20.5 shall be inserted as follows:

“20.5 Prior to effecting such transfer or distribution of AsiaSat Shares in accordance with clause 20.4, the Company shall exercise the AsiaSat Voting Rights attaching to each of the ‘X’ Shareholder’s and the ‘Y’ Shareholder’s Attributable AsiaSat Shares in accordance with the wishes of the relevant ‘X’ or ‘Y’ Shareholder expressed in accordance with clause 7.2.1 and the AsiaSat Voting Rights attaching to the Special Shareholder’s Attributable AsiaSat Shares shall not be exercised by the Company.”

8	This Deed may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

IN WITNESS whereof the parties have caused this instrument to be duly executed as a Deed on the date stated hereinabove.

Signed as a deed by SES ASTRA S.A. acting by /s/ Ferdinand Kayser and Padraig McCarthy who, in accordance with the laws of Luxembourg, is acting under the authority of such company	) ) ) ) ) )	/s/ Ferdinand Kayser (Authorized Signatory) /s/ Padraig McCarthy (Authorized Signatory)

Signed as a deed by CITIC GROUP acting by who, in accordance with the laws of The People’s Republic of China, is acting under the authority of such company	) ) ) ) ) )	/s/ [Chinese Characters] (Authorized Signatory)

Signed as a deed by BOWENVALE LIMITED acting by who, in accordance with the laws of The British Virgin Islands, is acting under the authority of such company	) ) ) ) ) )	/s/ [Chinese Characters] (Authorized Signatory)

Signed as a deed by ABLE STAR ASSOCIATES LIMITED acting by for and on its behalf, in accordance with the laws of The British Virgin Islands, is acting under the authority of such company	) ) ) ) ) ) )	/s/ [Chinese Characters] (Authorized Signatory)

Signed as a deed by SES GLOBAL ASIA S.A. acting by Romain Bausch and Roland Jaeger who, in accordance with the laws of Luxembourg, is acting under the authority of such company	) ) ) ) ) )	/s/ Romain Bausch (Authorized Signatory) /s/ Roland Jaeger (Authorized Signatory)

Signed as a deed by SES GLOBAL HOLDING A.G. acting by Romain Bausch and Padraig McCarthy who, in accordance with the laws of Switzerland, is acting under the authority of such company	) ) ) ) ) ) )	/s/ Romain Bausch (Authorized Signatory)

Signed as a deed by SES GLOBAL S.A. acting by /s/ Romain Bausch and Rob Bednarek who, in accordance with the laws of Luxembourg, is acting under the authority of such company	) ) ) ) ) )	/s/ Romain Bausch (Authorized Signatory) /s/ Rob Bednarek (Authorized Signatory)